SETTLEMENT AGREEMENT

THIS AGREEMENT is entered into as of this 11th day of October 2011 by and between Zoro Mining Corp., a Nevada corporation (the “Company”) and ♦ , an Arizona corporation of 3040 N. Campbell Avenue, Suite 110, Tucson, AZ 85719 (“the Subscriber”).

RECITALS:

WHEREAS, the Subscriber has provided capital, and services, and third party payments of US$♦ (the "Cash Debt") and such amounts were acknowledged as valuation for capital advanced to the Company, and whereby the Company is indebted to the Subscriber in the amount of US$♦ as of September 28, 2011 for certain capital received from the Subscriber together with accrued interest on unpaid amounts due to the Subscriber hereunder; and

WHEREAS, the Company agrees to issue to the Subscriber ♦ shares of its restricted common stock at US$0.1667 per share (the “Cash Debt Shares”) as full and complete satisfaction of the cash Debt pursuant to Zoro Mining Corp. Board of Directors authorized resolution dated October 5, 2011 and effective as October 5, 2011.

WHEREAS, the Company and the Subscriber acknowledge that certain sums including the amount of US$♦ is due and owing the Subscriber (the “Debt”) and an aggregate amount of ♦ shares of restricted common stock (the "Shares") will be issued to the Subscriber.

AGREEMENT

1.  The Company shall settle this debt effective as of September 28, 2011and issue the Shares in full and complete satisfaction of the Debt with such Shares.

2.  The Subscriber agrees to accept the issuance and the Shares in full settlement and satisfaction of the Debt, and upon receipt of the Shares hereby agrees that the Debt shall be deemed satisfied in full and hereby releases and forever discharges the Company, and its officers, directors, employees, and agents from any and all causes of action whether known or unknown, debts, sums of money, claims and demands whatsoever, in law or in equity, related to the Debt, which the Subscriber now or hereafter can, shall or may have.

3. The Subscriber is aware that the Shares are not being registered under the Securities Act of 1933, as amended (the “Securities Act”). The Subscriber understands that the Shares are being issued in reliance on the exemption from registration provided by Section 4(2) thereunder. The Subscriber understands that it may be required to bear the economic risk of this investment for an indefinite period of time because there is currently a limited trading market for the Shares and the Shares cannot be resold or otherwise transferred unless applicable federal and state securities laws are complied with or exemptions therefrom are available.

4. The Subscriber represents and warrants that the Shares are being acquired solely for the Subscriber’s own account, and not with a view to or in connection with, any public non-qualified resale or distribution. The Subscriber understands that the Shares are nontransferable unless the Shares are registered under the Securities Act and under any applicable state securities law or an opinion of counsel satisfactory to the Company is delivered to the Company to the effect that any proposed disposition of the Shares will not violate the registration requirements of the Securities Act and any applicable state securities laws. The Subscriber further understands that the Company has no obligations to register the Shares under the Securities Act or to register or qualify the Shares for sale under any state securities laws, or to take any other action, through the establishment of exemption(s) or otherwise, to permit the transfer thereof.

5. The Subscriber has had an opportunity to ask questions of and received answers from the officers, directors and employees of the Company or a person or persons acting on its or their behalf, concerning the financial position of the Company. The Subscriber has reviewed such other information regarding the acquisition of the Shares as The Subscriber has (in consultation with such advisors as The Subscriber has deemed appropriate) determined to be necessary or appropriate in the circumstances.

6.           The Subscriber agrees and acknowledges that it is not purchasing the Shares as a result of any “general solicitation or general advertising” (as such term is defined in the Securities Act of 1933 or the rules promulgated thereunder), including any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting where the attendees have been invited by general solicitation or general advertising.

7. This Settlement Agreement shall be effective as of September 28, 2011 with a contemplated closing and issue date of the Shares on or about October 12, 2011, and shall be binding upon and inure to the benefit of the parties hereto and their respective assigns and successors.

8.           This Agreement contains the entire understanding among the parties related in any way to the subject matter hereof and supersedes any prior understandings or written or oral agreements among them respecting the within subject matter.

9.           The Parties shall execute and deliver after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as may be reasonably requested in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

ZORO MINING CORP.

By:__________________________
      David Hackman, Director

ZORO MINING CORP.

By:__________________________
      Jodi Henderson, Corporate Secretary

♦

By:__________________________